SETTLEMENT AGREEMENT AND STIPULATION

THIS SETTLEMENT AGREEMENT and Stipulation dated as of July 17, 2013 by and between 3DIcon Corporation (“3D” or the “Company”), a corporation formed under the laws of the State of Oklahoma, and IBC Funds, LLC (“IBC”), a Nevada Limited Liability Company.

BACKGROUND:

WHEREAS, there are bona fide outstanding liabilities of the Company in the principal amount of not less than $197,630.64; and

WHEREAS, these liabilities are past due; and

WHEREAS, IBC acquired such liabilities on the terms and conditions set forth in the annexed Claim Purchase Agreement(s), subject however to the agreement of the Company and compliance with the provisions hereof; and

WHEREAS, IBC and 3D desire to resolve, settle, and compromise among other things the liabilities as more particularly set forth on Schedule A annexed hereto (hereinafter collectively referred to as the “Claims”).

NOW, THEREFORE, the parties hereto agree as follows:

1.          Defined Terms. As used in this Agreement, the following terms shall have the following meanings specified or indicated (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"AGREEMENT" shall have the meaning specified in the preamble hereof.

“BID PRICE” shall mean the closing bid price of the Common Stock on the Principal Market.

“CLAIM AMOUNT” shall mean $197,630.64.

"COMMON STOCK" shall mean the Company's common stock, $0.0002 par value per share, and any shares of any other class of common stock whether now or hereafter authorized, having the right to participate in the distribution of dividends (as and when declared) and assets (upon liquidation of the Company).

“COURT” shall mean State Court within Sarasota County, Florida.

"DISCOUNT" shall mean thirty-five (35%) percent less 0.002 per share.

"DTC" shall the meaning specified in Section 3b.

"DWAC" shall the meaning specified in Section 3b.

"FAST" shall the meaning specified in Section 3b.

"MARKET PRICE" on any given date shall mean the lowest Bid Price during the Valuation Period.

"PRINCIPAL MARKET" shall mean the Nasdaq National Market, the Nasdaq SmallCap Market, the Over the Counter QB marketplace, the American Stock Exchange or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

"PURCHASE PRICE" shall mean the Market Price during the Valuation Period (or such other date on which the Purchase Price is calculated in accordance with the terms and conditions of this Agreement) less the product of the Discount and the Market Price.

“SELLER” shall mean any individual or entity listed on Schedule A, who originally owned the Claims.

"TRADING DAY" shall mean any day during which the Principal Market shall be open for business.

"TRANSFER AGENT" shall mean the transfer agent for the Common Stock (and to any substitute or replacement transfer agent for the Common Stock upon the Company's appointment of any such substitute or replacement transfer agent).

"VALUATION PERIOD" shall mean the ten (10) day trading period preceding the share request (the “trading period”); provided that the Valuation Period shall be extended as necessary in the event that (1) the Initial Issuance is delivered in more than one tranche pursuant to Sections 3(a) and 3(e), and/or (2) one or more Additional Issuances is required to be made pursuant to Section 3(d) below, in which case the Valuation Period for each issuance shall be extended to include additional trading days pursuant to such issuance. The Valuation Period shall begin on the first trading day following the Issuance Date, but shall be suspended to the extent that any subsequent Initial Issuance tranche and/or Additional Issuance is due to be made until such date as such Initial Issuance tranche and/or Additional Issuance is delivered to IBC pursuant to Section 3(b)(iii). Any period of suspension of the Valuation Period shall be established by means of a written notice from IBC to the Company.

2.          Fairness Hearing. Upon the execution hereof, Company and IBC agree, pursuant to Section 3(a)(10) of the Securities Act of 1933 (the “Act”), to immediately submit the terms and conditions of this Agreement to the Court for a hearing on the fairness of such terms and conditions, and the issuance exempt from registration of the Settlement Shares. This Agreement shall become binding upon the parties only upon entry of an order by the Court substantially in the form annexed hereto as Exhibit A (the “Order”).

3.          Settlement Shares. Following entry of an Order by the Court in accordance with Paragraph 2 herein and the delivery by IBC and Company of the Stipulation of Dismissal (as defined below), Company shall issue and deliver to IBC shares of its Common Stock (the “Settlement Shares”) as follows:

a.           In settlement of the Claims, Company shall initially issue and deliver to IBC, in one or more tranches as necessary, shares of Common Stock (the “Initial Issuance”), subject to adjustment and ownership limitations as set forth below, sufficient to satisfy the compromised amount at a thirty-five percent (35%) discount to market less 0.002 per share (the total amount of the claims multiplied by 65% less 0.002 per share) based on the market price during the valuation period as defined herein through the issuance of freely trading securities issued pursuant to Section 3(a)(10) of the Securities Act (the “settlement shares”). The company shall also issue IBC on the issuance date, 650,000 share of Common Stock as a settlement fee.

b.           No later than the first business day following the date that the Court enters the Order, time being of the essence, Company shall: (i) cause its legal counsel to issue an opinion to Company’s transfer agent, in form and substance reasonably acceptable to IBC and such transfer agent, that the shares of Common Stock to be issued as the Initial Issuance and Additional Issuance (as defined below) are legally issued, fully paid and non-assessable, are exempt from registration under the Securities Act, may be issued without restrictive legend, and may be resold by IBC without restriction; (ii) transmit via email, facsimile and overnight delivery an irrevocable and unconditional instruction to Company’s stock transfer agent; and (iii) issue the Initial Issuance, as Direct Registration Systems (DRS) shares to IBC’s account with The Depository Trust Company (DTC) or through the Fast Automated Securities Transfer (FAST) Program of DTC’s Deposit/Withdrawal Agent Commission (DWAC) system, without any legends or restriction on transfer. The date upon which the first tranche of the Initial Issuance shares has been received into IBC’s account and are available for sale by IBC shall be referred to as the “Issuance Date”.

c.           During the Valuation Period, the Company shall deliver to IBC, through the Initial Issuance and any required Additional Issuance, that number of shares (the “Final Amount”) with an aggregate value equal to (A) (i) the sum of the Claim Amount, divided by (B) the Purchase Price. The parties acknowledge that the number of Settlement Shares to be issued pursuant to this Agreement is indeterminable as of the date of its execution, and could well exceed the current existing number of shares outstanding as of the date of its execution.

d.           If at any time during the Valuation Period the Bid Price is below 90% of the Bid Price on the day before the Issuance Date, Company will immediately cause to be issued and delivered to IBC via DTC or DWAC, such additional shares as may be required to effect the purposes of this Settlement Agreement (each, an “Additional Issuance”), subject to the limitation in the paragraph below. At the end of the Valuation Period, if the sum of the Initial Issuance and any Additional Issuance is greater than the Final Amount, IBC shall promptly deliver any remaining shares to Company or its transfer agent for cancellation.

e.           Notwithstanding anything to the contrary contained herein, it is the intention of the parties that the Settlement Shares beneficially owned by IBC at any given time shall not exceed the number of such shares that, when aggregated with all other shares of Company then beneficially owned by IBC, or deemed beneficially owned by IBC, would result in IBC owning more than 9.99% of all of such Common Stock as would be outstanding on such date, as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder. In compliance therewith, the Company agrees to deliver the Initial Issuance and any Additional Issuances in one or more traunches.

4.          Necessary Action. At all times after the execution of this Agreement and entry of the Order by the Court, each party hereto agrees to take or cause to be taken all such necessary action including, without limitation, the execution and delivery of such further instruments and documents, as may be reasonably requested by any party for such purposes or otherwise necessary to effect and complete the transactions contemplated hereby.

5.          Releases. Upon receipt of all of the Settlement Shares for and in consideration of the terms and conditions of this Agreement, and except for the obligations, representations and covenants arising or made hereunder or a breach hereof, the parties hereby release, acquit and forever discharge the other and each, every and all of their current and past officers, directors, shareholders, affiliated corporations, subsidiaries, agents, employees, representatives, attorneys, predecessors, successors and assigns (the “Released Parties”), of and from any and all claims, damages, cause of action, suits and costs, of whatever nature, character or description, whether known or unknown, anticipated or unanticipated, which the parties may now have or may hereafter have or claim to have against each other with respect to the Claims. Nothing contained herein shall be deemed to negate or affect IBC’s right and title to any securities heretofore issued to it by Company or any subsidiary of Company.

6.          Representations. Company hereby represents, warrants and covenants to IBC as follows:

a.           There are one billion five hundred million (1,500,000,000) shares of Common Stock of the Company authorized, of which approximately eighty two million two hundred twenty three thousand (82,223,000) Shares of Common Stock are issued and outstanding, and approximately one billion, four hundred seventeen million, seven hundred seventy seven thousand (1,417,777,000) Shares of Common Stock are available for issuance pursuant hereto;

b.           The shares of Common Stock to be issued pursuant to the Order are duly authorized, and when issued will be duly and validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances and preemptive and similar rights to subscribe for or purchase securities;

c.           The shares will be exempt from registration under the Securities Act and issuable without any restrictive legend;

d.           The Company has reserved from its duly authorized capital stock a number of shares of Common Stock at least equal to the number of shares that could be issued pursuant to the terms of the Order;

e.           If at any time it appears reasonably likely that there may be insufficient authorized shares to fully comply with the Order, Company shall promptly increase its authorized shares to ensure its ability to timely comply with the Order;

f.            The execution of this Agreement and performance of the Order by Company and IBC will not (1) conflict with, violate or cause a breach or default under any agreements between Company and any creditor (or any affiliate thereof) related to the account receivables comprising the Claims, or (2) require any waiver, consent, or other action of the Company or any creditor, or their respective affiliates, that has not already been obtained;

g.           Without limitation, the Company hereby waives any provision in any agreement related to the account receivables comprising the Claims requiring payments to be applied in a certain order, manner, or fashion, or providing for exclusive jurisdiction in any court other than this Court;

h.           The Company has all necessary power and authority to execute, deliver and perform all of its obligations under this Agreement;

i.            The execution, delivery and performance of this Agreement by Company has been duly authorized by all requisite action on the part of Company (including a majority of its independent directors), and this Agreement has been duly executed and delivered by Company;

j.            Company did not enter into the transaction giving rise to the Claims in contemplation of any sale or distribution of Company’s common stock or other securities;

k.          There has been no modification, compromise, forbearance, or waiver entered into or given with respect to the Claims. There is no action based on the Claims that is currently pending in any court or other legal venue, and no judgments based upon the Claims have been previously entered in any legal proceeding;

l.            There are no taxes due, payable or withholdable as an incident of Seller’s provision of goods and services, and no taxes will be due, payable or withholdable as a result of settlement of the Claims;

m.           Seller was not and within the past ninety (90) days has not been directly or indirectly through one or more intermediaries in control, controlled by, or under common control with, the Company and is not an affiliate of the Company as defined in Rule 144 promulgated under the Act;

n.           To the best of the Company’s knowledge, Seller is not, directly or indirectly, utilizing any of the proceeds received from IBC for selling the Claims to provide any consideration to or invest in any manner in the Company or any affiliate of the Company;

o.           Company has not received any notice (oral or written) from the SEC or Principal Market regarding a halt, limitation or suspension of trading in the Common Stock; and

p.           Seller will not, directly or indirectly, receive any consideration from or be compensated in any manner by, the Company, or any affiliate of the Company, in exchange for or in consideration of selling the Claims.

q.           Company acknowledges that IBC or its affiliates may from time to time, hold outstanding securities of the Company which may be convertible in shares of the Company’s common stock at a floating conversion rate tied to the current market price for the stock. The number of shares of Common Stock issuable pursuant to this Agreement may increase substantially in certain circumstances, including, but not necessarily limited to the circumstance wherein the trading price of the Common Stock declines during the Valuation Period. The Company’s executive officers and directors have studied and fully understand the nature of the transaction contemplated by this Agreement and recognize that they have a potential dilutive effect. The board of directors of the Company has concluded in its good faith business judgment that such transaction is in the best interests of the Company. The Company specifically acknowledges that its obligation to issue the Settlement Shares is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company.

7.          Continuing Jurisdiction. Simultaneously with the execution of this Agreement, the attorneys representing the parties hereto will execute a stipulation of dismissal substantially in the form annexed hereto as Exhibit B (the “Stipulation of Dismissal”). In order to enable the Court to grant specific enforcement or other equitable relief in connection with this Agreement, (a) the parties consent to the jurisdiction of the Court for purposes of enforcing this Agreement, and (b) each party to this Agreement expressly waives any contention that there is an adequate remedy at law or any like doctrine that might otherwise preclude injunctive relief to enforce this Agreement.

8.          Conditions Precedent/ Default .

a.           If Company shall default in promptly delivering the Settlement Shares to IBC in the form and mode of delivery as required by Paragraphs 2, 3 and 4 herein;

b.           If the Order shall not have been entered by the Court on or prior to ninety (90) days after execution of this agreement;

c.           If the Company shall fail to comply with the Covenants set forth in Paragraph 15 hereof;

d.           If Bankruptcy, dissolution, receivership, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company; or if the trading of the Common Stock shall have been halted, limited, or suspended by the SEC or on the Principal Market; or trading in securities generally on the Principal Market shall have been suspended or limited; or, minimum prices shall been established for securities traded on the Principal Market or eligible for delivery via DTC or DWAC; or the Common Stock is not eligible or unable to be deposited for trade on the Principal Market; or the Common Stock is no longer eligible for book transfer delivery via DTC or DWAC; or there shall have been any material adverse change (i) in the Company’s finances or operations, or (ii) in the financial markets such that, in the reasonable judgment of the IBC, makes it impracticable or inadvisable to trade the Settlement Shares; and such suspension, limitation or other action is not cured within ten (10) trading days; then the Company shall be deemed in default of the Agreement and Order and this Agreement shall be null and void, unless otherwise agreed by written agreement of the parties.

9.          Information. Company and IBC each represent that prior to the execution of this Agreement, they have fully informed themselves of its terms, contents, conditions and effects, and that no promise or representation of any kind has been made to them except as expressly stated in this Agreement.

10.         Ownership and Authority. Company and IBC represent and warrant that they have not sold, assigned, transferred, conveyed or otherwise disposed of any or all of any claim, demand, right, or cause of action, relating to any matter which is covered by this Agreement, that each is the sole owner of such claim, demand, right or cause of action, and each has the power and authority and has been duly authorized to enter into and perform this Agreement and that this Agreement is the binding obligation of each, enforceable in accordance with its terms.

11.         No Admission. This Agreement is contractual and it has been entered into in order to compromise disputed claims and to avoid the uncertainty and expense of the litigation. This Agreement and each of its provisions in any orders of the Court relating to it shall not be offered or received in evidence in any action, proceeding or otherwise used as an admission or concession as to the merits of the Action or the liability of any nature on the part of any of the parties hereto except to enforce its terms.

12.         Binding Nature. This Agreement shall be binding on all parties executing this Agreement and their respective successors, assigns and heirs.

13.         Authority to Bind. Each party to this Agreement represents and warrants that the execution, delivery and performance of this Agreement and the consummation of the transactions provided in this Agreement have been duly authorized by all necessary action of the respective entity and that the person executing this Agreement on its behalf has the full capacity to bind that entity. Each party further represents and warrants that it has been represented by independent counsel of its choice in connection with the negotiation and execution of this Agreement, and that counsel has reviewed this Agreement.

14.         Covenants.

a.           For so long as IBC or any of its affiliates holds any shares of Common Stock, neither Company nor any of its affiliates shall vote any shares of Common Stock owned or controlled by it (unless voting in favor of a proposal approved by a majority of Company’s Board of Directors), or solicit any proxies or seek to advise or influence any person with respect to any voting securities of Company; in favor of (1) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Company or any of its subsidiaries, (2) a sale or transfer of a material amount of assets of Company or any of its subsidiaries, (3) any material change in the present capitalization or dividend policy of Company, (4) any other material change in Company’s business or corporate structure, (5) a change in Company’s charter, bylaws or instruments corresponding thereto (6) causing a class of securities of Defendant to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (7) causing a class of equity securities of Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, (8) terminating its Transfer Agent (9) taking any action which would impede the purposes and objects of this Settlement Agreement or (10) taking any action, intention, plan or arrangement similar to any of those enumerated above. The provisions of this paragraph may not be modified or waived without further order of the Court.

b.           Immediately upon the signing of the Settlement Order by the Court, the Company shall cause to be filed a Form 8-K with the Securities and Exchange Commission disclosing the settlement. The Company shall file such additional SEC filings as may be required in respect of the transactions.

15.         Indemnification. Company shall indemnify, defend and hold IBC and its affiliates harmless with respect to all obligations of Company arising from or incident or related to this Agreement, including, without limitation, any claim or action brought derivatively or by the Seller or shareholders of Company.

16.         Legal Effect. The parties to this Agreement represent that each of them has been advised as to the terms and legal effect of this Agreement and the Order provided for herein, and that the settlement and compromise stated herein is final and conclusive forthwith, subject to the conditions stated herein, and each attorney represents that his or her client has freely consented to and authorized this Agreement after have been so advised.

17.         Waiver of Defense. Each party hereto waives a statement of decision, and the right to appeal from the Order after its entry. Company further waives any defense based on the rule against splitting causes of action. The prevailing party in any motion to enforce the Order shall be awarded its reasonably attorney fees and expenses in connection with such motion. Except as expressly set forth herein, each party shall bear its own attorneys’ fees, expenses and costs.

18.         Signatures. This Agreement may be signed in counterparts and the Agreement, together with its counterpart signature pages, shall be deemed valid and binding on each party when duly executed by all parties. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement thereof. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

19.         Choice of Law, Etc. Notwithstanding the place where this Agreement may be executed by either of the parties, or any other factor, all terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of Florida, applicable to agreements made and to be fully performed in that State and without regard to the principles of conflicts of laws thereof. Any action brought to enforce, or otherwise arising out of this Agreement shall be brought only in State Court sitting in Sarasota County, Florida.

20.         Exclusivity. For a period of one hundred eighty (180) days from the date of the execution of this Agreement, (a) Company and its representatives shall not directly or indirectly discuss, negotiate or consider any proposal, plan or offer from any other party relating to any liabilities, or any financial transaction having an effect or result similar to the transactions contemplated hereby, and (b) IBC shall have the exclusive right to negotiate and execute definitive documentation embodying the terms set forth herein and other mutually acceptable terms.

21.         Inconsistency. In the event of any inconsistency between the terms of this Agreement and any other document executed in connection herewith, the terms of this Agreement shall control to the extent necessary to resolve such inconsistency.

22.         NOTICES. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of

(a) the date delivered, if delivered by personal delivery as against written receipt therefor or by confirmed facsimile transmission,

(b) the seventh business day after deposit, postage prepaid, in the United States Postal Service by registered or certified mail, or

(c) the second business day after mailing by domestic or international express courier, with delivery costs and fees prepaid, in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by ten (10) days’ advance written notice similarly given to each of the other parties hereto):

Company:
Mark Willner
CEO
3DIcon Corporation
6804 South Canton Avenue,
Suite 150
Tulsa, Oklahoma 74136, USA
Phone: 918-494-0509
Email: MWillner@3dicon.net

with a copy to:

Michael G. Brown, Esquire
P.O. Box 19702
Sarasota, Florida 34237
941-780-1300 (phone)
941-296-7500 (fax)
Florida Bar No. 0148709

IBC Funds, LLC
Attn: Samuel Oshana
1170 Kane Concourse, Suite 404
Bay Harbor, Florida 33154
Telephone: 786-218-4651
Email: sam@ibcfunds.com

and

Charles N. Cleland, Jr., P.A.
2193 Ringling Boulevard
Sarasota, Florida 34237
(941) 955-1595 phone
(941) 953-7185 facsimile
Florida Bar No. 0896195
ccleland@clelandpa.com email

IN WITNESS WHEREOF, the parties have duly executed this Settlement Agreement and Stipulation as of the date first indicated above.

IBC Funds, LLC

By:
Name:
Title:

3DIcon Corporation

By:
Name:
Title:

SCHEDULE A

CLAIMS

Seller	Nature of Claim	Amount

Hogan Taylor, LLP	Invoices	$65,240.00

George Melnik	Invoices	$30,000.00

University of Oklahoma	Invoices	$26,390.64

Hakki H. Refai	Invoices	$66,000.00

Sichenzia Ross Friedman Ference	Retainer Fee	$10,000.00

Affiliates

EXHIBIT A

IN THE CIRCUIT COURT IN THE TWELFTH JUDICIAL CIRCUIT

IN AND FOR SARASOTA COUNTY, FLORIDA

CIVIL ACTION NO.

IBC Funds, LLC,

a Nevada Limited Liability Corporation,

Plaintiff,

-against-

3DIcon Corporation,

a Oklahoma Corporation,

Defendant.

____________________________________/

ORDER GRANTING APPROVAL OF SETTLEMENT AGREEMENT

This matter having come on for a hearing on the ___ day of June, 2013, to approve the Settlement Agreement entered into as of ___________, 2013 between Plaintiff, IBC Funds, LLC (“Plaintiff”) and Defendant, 3DIcon Corporation (“Defendant” and collectively with Plaintiff, the “Parties”), and the Court having held a hearing as to the fairness of the terms and conditions of the Settlement Agreement and being otherwise fully advised in the premises, the Court hereby finds as follows:

1.          The Court has been advised that the Parties intend that the sale of the Shares (as defined by the Settlement Agreement and, hereinafter, the “Shares”) to and the resale of the Shares by Plaintiff in the United States, assuming satisfaction of all other applicable securities laws and regulations, will be exempt from registration under the Securities Act of 1933 (the “Securities Act”) in reliance upon Section 3(a)(10) of the Securities Act based upon this Court’s finding herein that the terms and conditions of the issuance of the Shares by Defendant to Plaintiff are fair to Plaintiff;

2.          The hearing having been scheduled upon the consent of Plaintiff and Defendant, Plaintiff has had adequate notice of the hearing and Plaintiff is the only party to whom Shares will be issued pursuant to the Settlement Agreement;

3.          The terms and conditions of the issuance of the Shares in exchange for the release of certain claims as set forth in the Settlement Agreement are fair to Plaintiff, the only party to whom the Shares will be issued;

4.          The fairness hearing was open to Plaintiff. Plaintiff was represented by counsel at the hearing who acknowledged that adequate notice of the hearing was given and consented to the entry of this Order.

It is hereby ORDERED AND ADJUDGED that the Settlement Agreement is hereby approved as fair to the party to whom the Shares will be issued, within the meaning of Section 3(a)(10) of the Securities Act and that the sale of the Shares to Plaintiff and the resale of the Shares in the United States by Plaintiff, assuming satisfaction of all other applicable securities laws and regulations, will be exempt from registration under the Securities Act of 1933.

SO ORDERED, this ___ day of ___________, 2013.

The Honorable _________________

  Conformed copies to:

Charles N. Cleland, Jr., Esq.

Michael G. Brown, Esq.

IN THE CIRCUIT COURT IN THE TWELFTH JUDICIAL CIRCUIT

IN AND FOR SARASOTA COUNTY, FLORIDA

CIVIL ACTION NO.

IBC Funds, LLC,

a Nevada Limited Liability Corporation,

Plaintiff,

-against-

3DIcon Corporation,

a Oklahoma Corporation,

Defendant.

____________________________________/

STIPULATION OF DISMISSAL

IT IS HEREBY STIPULATED AND AGREED, by and between the undersigned, the attorneys of record for all the parties to the above-entitled action, pursuant to the Florida Rules of Civil Procedure, that whereas no party hereto is an infant or incompetent person for whom a committee has been appointed or conservatee and no person not a party has an interest in the subject matter of the action, the above-entitled action be, and the same hereby is, discontinued with prejudice, each party to bear its own costs.

This Stipulation may be filed without further notice with the Clerk of the Court.

Dated: _______________________, 2013

Charles N. Cleland, Jr., Esq.	Michael G. Brown, Esquire
CHARLES N. CLELAND, JR., P.A.	P.O. Box 19702
Florida Bar No. 0896195	Sarasota, Florida 34237
2193 Ringling Blvd.	941-780-1300 (phone)
Sarasota, Florida 34237	941-296-7500 (fax)
(941) 955-1595 phone	Florida Bar No. 0148709
(941) 953-7185 facsimile	Attorney for Defendant
Attorney for Plaintiff

SO ORDERED:
The Honorable _______________________